Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX'S TWO PHASE 3 HEPLISAV TRIALS CLEARED BY DSMB TO CONTINUE

Third Safety Assessment Complete

BERKELEY, CA - September 28, 2010 - Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the Data Safety Monitoring Board (DSMB) established for Dynavax's two ongoing Phase 3 trials for HEPLISAVTM has completed the third of its planned safety assessments. The DSMB determined that the studies may continue without protocol modification. The Phase 3 lot-to-lot consistency trial was fully enrolled in May 2010; the Phase 3 chronic kidney disease study is expected to complete enrollment within the next few months.

The evaluation included data from 2717 subjects. Of the subjects enrolled in the Phase 3 lot-to-lot consistency study, all are at least two months past their final HEPLISAV injections. Furthermore, the first subjects enrolled in the Phase 3 chronic kidney disease study are now 12 months past their first dose.

Tyler Martin, M.D., President and Chief Medical Officer, commented, "The DSMB's recommendation that both Phase 3 trials continue without protocol modification is consistent with our expectation. Generally, one expects adverse events related to study drugs to occur in temporal proximity to the exposure. With 100% of subjects in the Phase 3 lot-to-lot consistency study now two months past the last HEPLISAV vaccination, our confidence in the safety of this product is reinforced. "

Dino Dina, M.D., Chief Executive Officer, added, "We have clearly advanced past a key milestone in both studies and are working to stay on our projected timeline for making regulatory submissions before the end of 2011. We have demonstrated HEPLISAV's efficacy in multiple prior trials and expect these trials to demonstrate efficacy in line with our previous results. The first of these Phase 3 trials was designed to confirm the consistency of our lots and to provide us a safety database that will be acceptable to the regulatory authorities in the U.S. and in Europe; the second was designed to demonstrate a regimen specifically for CKD patients. "

HEPLISAV is an innovative investigational vaccine designed to protect against hepatitis B infection. The DSMB reviewed safety data from two ongoing multi-center Phase 3 trials evaluating HEPLISAV, the first a lot-to-lot consistency trial in adults 40 years and older, and the second a trial in chronic kidney disease patients. The DSMB is comprised of an independent group of medical experts who are responsible for reviewing and evaluating subject safety data at regular intervals during the ongoing trials.

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Conference Call

Dynavax will webcast a conference call today at 4:10 p.m. EDT (1:10 p.m. PDT). The live and archived webcast can be accessed by visiting the investor relations section of the Company's website at http://investors.dynavax.com/newsevents.cfm.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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